Contacts: Investors and Analysts: Jackson Kelly T +01 404.676.7563 Media: Kent Landers T +01 404.676.2683	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301

THE COCA-COLA COMPANY REPORTS
FIRST QUARTER 2012 RESULTS

5% global volume growth with growth across every geographic operating group, and 4% global brand Coca-Cola volume growth

Volume and value share gains across every nonalcoholic ready-to-drink beverage category in which The Coca-Cola Company competes

First Quarter 2012 Highlights

•	Strong global volume growth of 5% in the quarter, with growth across every geographic operating group. North America volume grew 2% and international volume grew 6% in the quarter.

•	First quarter reported net revenues grew 6% and comparable currency neutral net revenues grew 7%, driven by solid price/mix of 3%.

•
First quarter reported operating income grew 10%. Comparable currency neutral operating income grew 5% in the quarter. After adjusting for the 3% impact due to cycling lower commodity costs in the prior year period, our comparable currency neutral operating income grew 8% in the first quarter.

•	First quarter reported and comparable EPS of $0.89.

•	First quarter cash from operations up 8%. Excluding incremental pension contributions, cash from operations increased 13%.

•	Productivity and reinvestment program with incremental annualized savings of $550 to $650 million by the end of 2015 is on track.

ATLANTA, April 17, 2012 - The Coca-Cola Company reported solid first quarter 2012 results, with strong volume and revenue growth, and volume and value share gains across every nonalcoholic ready-to-drink (NARTD) beverage category in which it competes. All geographic operating groups delivered volume growth in the quarter. Four out of five geographic operating groups also delivered comparable currency neutral net revenue growth, while Europe's comparable currency neutral net revenue growth rounded to even despite a continued volatile macroeconomic environment. This quarter's performance demonstrates that the Company continues to refresh a thirsty world while remaining focused on delivering its 2020 Vision.
Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company said, “Our first quarter results underscore The Coca-Cola Company's resilience and a long-term focus on quality growth in every region of the world.  Despite a continued mixed global environment, our hardworking teams achieved broad-based volume and value share gains in nonalcoholic ready-to-drink beverages globally, with volume growth across every geographic operating group and revenue growth ahead of our long-term growth target.
“As we enter the third year and complete the ninth quarter of our 2020 Vision, we continue to see vast opportunities for the Coca-Cola system across the more than 200 countries we serve.  We are highly focused on creating value for our consumers, customers, communities and investors through our clear roadmap for growth, investments in our world-class brands, a productivity and reinvestment program that is driving efficiencies, and a global bottling system that is well-aligned for execution.  It is these advantages that give us the confidence in our ability to achieve our long-term growth targets and deliver sustainable growth for the future.”

PERFORMANCE HIGHLIGHTS
The Coca-Cola Company reported worldwide volume growth of 5% for the first quarter. Volume growth in the quarter was well-balanced around the world, with solid growth in key developed markets, including North America (+2%), Japan (+3%) and Germany (+3%) as well as strong growth in key emerging markets such as India (+20%), China (+9%) and Brazil (+4%). In addition, high single-digit volume growth continued in countries with per capita consumption of Company brands less than 150 eight-ounce servings per year. Brand health remains strong, with continued improvements in favorite brand scores and growth among consumers who enjoy our brands more than once per week. In the first quarter, we grew global volume and value share in total NARTD beverages, with volume and value share gains across every beverage category in which we compete. Further, our immediate consumption beverage volume grew a healthy 6% globally in the quarter, driven by focused in-store activation efforts and the ongoing expansion of cold drink equipment placements.
We continued to see growth in sparkling beverages, with global volume up 4% in the quarter, sparkling beverage volume growth across every geographic operating group and gains in global volume and value share. This growth was driven by ongoing investments in our brands and innovation with globally scaled marketing campaigns, starting with brand Coca-Cola. Brand Coca-Cola volume grew 4% in the quarter, with quality growth in many developed markets around the world, including Germany (+4%), the United States (+1%), Italy (+5%) and Spain (+3%) as well as in many emerging markets, including Brazil (+1%), Russia (+20%), India (+27%) and China (+5%). In addition, global Fanta and Sprite volume each grew 4% in the quarter, reflecting a balanced portfolio approach to growth in the important sparkling beverage category.
Worldwide still beverage volume grew 9% in the quarter, with growth across most beverage categories, including packaged water, ready-to-drink tea and coffee, energy drinks and sports drinks. We grew global volume and value share in total still beverages as well as across all still beverage categories in which we compete. Packaged water volume grew 15% in the quarter, with strong growth across all geographic operating groups as we continue to focus on innovative and sustainable packaging and immediate consumption occasions. Ready-to-drink tea volume grew 10%, with continued strong performance of key brands such as Gold Peak and Honest Tea in North America, Ayataka green tea in Japan and Nestea in Europe. Energy drinks volume grew 25% in the quarter driven by growth across our global portfolio of energy brands.

OPERATING REVIEW

	Three Months Ended March 30, 2012
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	5	6	10	5

Eurasia & Africa	9	4	12	19
Europe	1	(2)	(3)	(2)
Latin America	5	3	4	11
North America	2	5	(3)	(9)
Pacific	8	12	29	5
Bottling Investments	11	10	351	—
Eurasia & Africa

•
Our Eurasia and Africa Group's volume grew 9% in the quarter, cycling 8% growth in the prior year quarter, led by strong volume growth in India, up 20%, the Middle East and North Africa, up 14%, South Africa, up 10% and Russia, up 3%. Reported net revenues for the quarter increased 4%, reflecting an 11% increase in concentrate sales and positive price/mix of 1%, partially offset by an 8% currency impact. Concentrate sales in the quarter were slightly ahead of unit case volume as we cycled lower shipments in the prior year quarter. Reported operating income increased 12% in the quarter. Comparable currency neutral operating income increased 19% in the quarter, driven by the increase in net revenues and favorable operating expense leverage, despite the impact of higher cost of goods sold and increased investments in the business.

•	In Eurasia and Africa, sparkling beverage volume grew 8% in the quarter, led by brand
Coca-Cola which grew 9%. Still beverage volume grew 12%. Eurasia and Africa grew value share in total NARTD beverages and held volume share, with volume and value share gains in sparkling beverages and value share gains in still beverages. India sparkling beverage volume grew 19%, driven by strong consumer and trade activation and led by brand
Coca-Cola, up 27%. Russia volume growth was driven by strong growth in sparkling beverages, including brand Coca-Cola, up 20%, and Fanta, up 31%. We gained volume and value share in total NARTD beverages in Russia as well as in sparkling beverages, with value share gains in still beverages.

Europe

•
Our Europe Group's volume grew 1% in the quarter, cycling 1% growth in the prior year quarter, underscoring our system's ability to manage through mixed macroeconomic conditions across the region.  Volume growth in the quarter was driven by 6% growth in Spain, 3% growth in Germany and 1% growth in Central and Southern Europe. Northwest Europe and Nordics volume declined 1% in the quarter, impacted by unseasonably cold weather and competitive activities in the quarter, but with improvement in the second half of the quarter. Reported net revenues declined 2% in the quarter, reflecting a 3% decline in concentrate sales and a 2% unfavorable currency impact, partially offset by positive price/mix of 3%. Comparable currency neutral net revenues were even in the quarter. Concentrate sales in the quarter lagged unit case sales due in part to the effect of one less selling day in the current year quarter.  Reported operating income declined 3% in the quarter.  Comparable currency neutral operating income declined 2% in the quarter, reflecting even net revenue growth as a result of positive pricing and product mix, offset by incremental investments related to this year's Olympic Games and Euro Cup competition.

•
During the quarter, the Europe Group grew share in total NARTD and sparkling beverages as well as volume and value share in juices and juice drinks, energy drinks and ready-to-drink tea. Sparkling beverage volume for the group grew 1% in the quarter, driven by brand Coca-Cola, up 2%, and Coca-Cola Zero, up 13%. We leveraged integrated marketing campaigns centered on the upcoming 2012 Olympic Games and Torch Relay, brought to market innovations like Sprite sweetened with stevia in France and PlantBottle™ packaging for Coca-Cola, as well as continued our dual focus on recruitment and affordability with entry packs like the mini-can in Germany and the 375ml PET bottle in Great Britain.

Latin America

•
Our Latin America Group's volume grew 5% in the quarter, cycling 7% growth in the prior year quarter. Volume growth in the quarter was broad-based, with 9% growth in both the South Latin and Latin Center Regions (Latin Center up 7% excluding acquired brands), 4% growth in Brazil and 3% growth in Mexico, all driven by the continued dual focus on affordability with refillable packages, and recruitment through growth in immediate consumption and continued placement of new cold drink equipment. Reported net revenues for the quarter increased 3%, reflecting concentrate sales growth of 3% and positive price/mix of 6%, partially offset by a currency impact of 6%. Concentrate sales in the quarter lagged unit case sales primarily as a result of one less selling day in the current year quarter as well as timing of shipments. Reported operating income was up 4% in the quarter, with comparable currency neutral operating income up 11%, primarily reflecting volume growth and favorable pricing across the group as well as favorable timing of marketing expense.

•
Latin America sparkling beverage volume grew 4% in the quarter, driven by continued growth of brand Coca-Cola, up 4% in the quarter and led by 3% growth in Mexico and 11% growth in Argentina. Sprite volume was up 6% and Fanta volume was up 4% in the quarter. Still beverage volume grew 11% in the quarter, driven by packaged water, juices and juice drinks, sports drinks and ready-to-drink tea. Excluding acquired brands, still beverage volume grew 9% in the quarter. During the quarter, the Latin America Group gained volume share in total NARTD beverages, driven by volume and value share gains in still beverages and volume share gains in sparkling beverages. Sparkling beverage value share was even in the quarter. Mexico posted volume and value share growth in the quarter in both total NARTD and still beverages, while maintaining volume share and growing value share in sparkling beverages. Brazil's continued focus on balanced growth in both single-serve and returnable packaging resulted in volume and value share gains in total NARTD beverages as well as in sparkling and still beverages.

North America

•
Our North America Group's volume grew 2% in the quarter, with volume and value share gains in total NARTD beverages. Reported net revenues for the quarter increased 5%, reflecting “as reported” volume growth of 1%, which includes the effect of one less selling day in the current year quarter, as well as positive price/mix of 3% and a 1% benefit from structural change, primarily related to the acquisition of Great Plains Coca-Cola Bottling Company. First quarter reported operating income declined 3%. Comparable currency neutral operating income declined 9% in the quarter due to the cycling of lower commodity costs in the prior year period as well as the effect of one less selling day in the current year quarter, which also unfavorably impacted operating expense leverage in the quarter. These factors merely reflect timing versus the prior year and they were previously contemplated in the Company's internal planning process and were communicated externally throughout the quarter.

•	Sparkling beverage volume grew 1% in the quarter, with brand Coca-Cola volume also positive, driven by strong brand programming around the Super Bowl and American Idol as well as the final phase of our fully integrated Arctic Home program. Coca-Cola Zero volume grew high single digits in the quarter, driven by strong NCAA March Madness activation and continued growth in the foodservice channel. Fanta volume was up 4% in the quarter.

•
North America still beverage volume grew 6% in the quarter, led by continued strong Powerade growth of 13% with the new “Power Through” campaign and NCAA March Madness activation. Still beverage volume in the quarter also benefited from double-digit growth in Dasani water in PlantBottle™ packaging, Gold Peak tea, vitaminwater zero and smartwater. During the quarter, we gained volume and value share in still beverages, with volume and value share gains across multiple still beverage categories, including juices and juice drinks, sports drinks, energy drinks and ready-to-drink tea.

Pacific

•
Our Pacific Group's volume growth of 8% was broad-based in the quarter, with 9% growth in China, 3% growth in Japan, 24% growth in Thailand and 6% growth in the Philippines. The group's volume growth was driven by 6% growth in sparkling beverages, led by 6% growth in brand Coca-Cola, and 11% growth in still beverages. Concentrate sales in the quarter lagged unit case sales as a result of one less selling day in the current year quarter as well as timing of shipments. Reported net revenues for the quarter grew 12%, reflecting 5% concentrate sales growth, a 4% currency benefit, positive price/mix of 1% and the impact of cycling prior year one-time items related to the natural disasters in Japan. Reported operating income increased 29% in the quarter as we cycled the prior year one-time items in Japan. In addition, reported operating income reflects a 6% currency benefit and improved mix as our business in Japan continues to recover from the disruptions in the prior year quarter. Comparable currency neutral operating income increased 5% in the quarter.

•
China volume grew 9% in the quarter as we continued to be impacted by resizing to smaller packages. Importantly, these right-sizing efforts are generating strong incremental transactions, which increased 15% in the quarter. Sparkling beverage volume grew 4% in the quarter, with solid growth of 5% for brand Coca-Cola, 4% for Sprite and 15% for Fanta. Sparkling beverage transactions were up double digits in the quarter, driven by the expansion of our 300ml PET bottle. This led to the realization of both volume and value share gains in the sparkling beverage category. Still beverage volume grew 16% in the quarter, with share gains for juices and juice drinks even as the overall category slowed.

Packaged water volume grew strong double digits, driven by the rollout of a new lightweight bottle.

•
During the quarter, the Japan Business Unit was recognized with the Company's highest honor, the 2011 Woodruff Cup, based on the business unit's achievement of key performance metrics as set forth in the Company's 2020 Vision. In the quarter, Japan's sparkling beverage volume grew 3%, with brand Coca-Cola up 2% and Fanta up 6% as we continued to leverage global brand campaigns and integrated promotions like “Coke and Meals”. Single-serve I LOHAS water volume grew 4% in the quarter, driving continued volume and value share gains in the packaged water category while cycling strong water volume sales in the aftermath of the natural disasters in March 2011. Georgia coffee volume grew 3% in the quarter, driving volume and value share gains in ready-to-drink coffee with good performance in the important convenience store and vending machine channels. Ayataka green tea continued its strong performance in the quarter, with positive volume momentum across all channels.

Bottling Investments

•
Our Bottling Investments Group's volume grew 11% in the quarter on an average daily sales basis, reflecting growth in China, India, Germany and the Philippines. Reported net revenue for the quarter grew 10%. This reflects “as reported” volume growth of 8% and positive price/mix of 3%, primarily driven by positive pricing partially offset by geographic mix, and a 1% positive impact due to structural change. Currency had a 2% unfavorable impact on reported net revenues. Reported operating income in the quarter increased 351%, reflecting the cycling of prior year restructuring initiatives, partially offset by the impact of structural change and currency. Comparable currency neutral operating income was even in the quarter, reflecting the increase in revenues resulting from volume growth, positive pricing and product mix, offset by higher commodity costs and continued investments in our in-market capabilities as well as the impact of one less selling day in the current year quarter.

FINANCIAL REVIEW
First quarter reported net revenues grew 6%, with comparable net revenues also up 6%. This reflects a 3% increase in concentrate sales, positive price/mix of 3%, driven primarily by positive pricing, and a 1% positive impact due to structural change. Currency had a 1% unfavorable impact on net revenues in the quarter. Concentrate sales in the quarter lagged unit case sales primarily due to the effect of one less selling day in the current year quarter. However, unit case volume growth on an “as reported” basis only slightly exceeded concentrate sales growth in the quarter. The positive price/mix of 3% in the quarter reflects our fundamental ability to execute global pricing strategies within a disciplined commercial framework that considers rate increases in concert with occasion-based package mix levers, balancing overall category health with volume, value and pricing growth. As a result, we grew global NARTD value share for the 19th consecutive quarter, with both volume and value share gains in sparkling and still beverages as well as in every beverage category in which we compete.
Reported cost of goods sold increased 10% in the quarter. Comparable cost of goods sold increased 11% in the quarter, as we cycled lower commodity costs from the prior year quarter, primarily in North America and in the Bottling Investments Group. Currency decreased cost of goods sold by 1% in the quarter. Items affecting comparability in the quarter primarily included gains and losses on commodities hedging.
Reported SG&A expenses increased 3% and comparable SG&A expenses also grew 3% in the quarter. Despite the effect of one less selling day in the current year quarter we captured positive operating expense leverage, as we continue to strategically invest in brand-building activities around the world and efficiently manage our operating expenses.
First quarter reported operating income increased 10%, with comparable currency neutral operating income up 5%, despite a 3% impact due to the cycling of lower commodity costs in the prior year period, as well as the effect of one less selling day in the current year quarter. After adjusting for the impact of cycling lower commodity costs in the prior year period, our comparable currency neutral operating income grew 8% in the first quarter. Items affecting comparability reduced first quarter operating income by $55 million in 2012 and by $224 million in 2011. Currency reduced comparable operating income by 2% in the quarter. Including our hedge positions, current spot rates and the cycling of our prior year rates, we continue to estimate currencies will have a mid single-digit unfavorable impact on operating income for full-year 2012, and the currency impact on operating income in the second quarter is anticipated to be at the high end of this mid single-digit range.

In the first quarter, net share repurchases totaled $845 million, including accruals for stock options and treasury shares that did not settle prior to the close of the quarter. These repurchases are in line with the targeted range of $2.5 to $3.0 billion in net share repurchases for the full year.
First quarter reported and comparable EPS were both $0.89. Items affecting comparability had no net impact on first quarter 2012 reported EPS and reduced first quarter 2011 reported EPS by $0.04 per share. In both periods, these items included restructuring charges, costs related to global productivity initiatives, gains/charges related to equity investees, net gains/losses related to our economic hedges, primarily commodities, and certain tax matters. Items impacting comparability in first quarter 2012 also included charges related to changes in the structure of Beverage Partners Worldwide and charges related to the supply of Brazilian orange juice. The net charge in first quarter 2011 also included CCE integration costs as well as charges related to the natural disasters in Japan, partially offset by transaction gains.
First quarter cash from operations increased 8%. Excluding incremental pension contributions, cash from operations increased 13%.

Effective Tax Rate
The reported effective tax rate for the quarter was 24.1%.  The underlying effective tax rate on operations for the first quarter was 24.8%.  The variance between the reported tax rate and the underlying tax rate was due to the tax effect of various items affecting comparability, separately presented in this document in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.
The underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

Items Impacting Prior Year Results
First quarter 2011 results included a net charge of $0.04 per share due to restructuring charges, costs related to global productivity initiatives and the CCE integration, and charges related to the natural disasters in Japan, partially offset by a gain on the sale of the Company's stake in Chilean bottler Coca-Cola Embonor S.A.

NOTES

•	All references to growth rate percentages, share and cycling of growth rates compare the results of the period to those of the prior year comparable period.

•	“Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•	“Sparkling beverages” means NARTD beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•
“Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees, sports drinks and noncarbonated energy drinks.

•
All references to volume and volume percentage changes indicate unit case volume, except for the reference to “as reported” volume in North America and Bottling Investments Group. All volume percentage changes, unless otherwise noted, are computed based on average daily sales. “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage. “Unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•
For both North America and Bottling Investments Group, net revenue growth attributable to volume reflects the increase in “as reported” volume, which is based on as reported sales rather than average daily sales. North America's “as reported” volume represents

Coca-Cola Refreshments' as reported unit case sales (which are equivalent to concentrate sales) plus non-Company-owned bottling operations' concentrate sales.

•
First quarter 2012 financial results were impacted by one less selling day, and fourth quarter 2012 financial results will be impacted by two additional selling days. Unit case volume results are not impacted by the variance in selling days due to the average daily sales computation referenced above.

•
Due to the refocusing in 2012 of the Beverage Partners Worldwide (BPW) ready-to-drink tea joint venture with Nestlé S.A. (Nestlé), we have eliminated the BPW joint venture volume from our reported results for both 2011 and 2012 in those countries in which the joint venture is being phased out during 2012. In addition, we eliminated the Nestea licensed volume in the U.S. due to our current U.S. license agreement with Nestlé terminating at the end of 2012. These changes did not impact the Company's reported volume results for first quarter

2012 on a consolidated basis or for any individual operating group. However, these changes increased the Company's reported first quarter 2012 volume growth for ready-to-drink tea by 2%.

•
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

CONFERENCE CALL
We are hosting a conference call with investors and analysts to discuss first quarter 2012 results today, April 17, 2012 at 9:30 a.m. EDT. We invite investors to listen to a live audiocast of the conference call at our website, http://www.thecoca-colacompany.com in the “Investors” section. A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on our website. Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	March 30, 2012	April 1, 2011	% Change
		As Adjusted[1]
Net Operating Revenues	$11,137	$10,517	6
Cost of goods sold	4,348	3,948	10
Gross Profit	6,789	6,569	3
Selling, general and administrative expenses	4,181	4,076	3
Other operating charges	99	209	—
Operating Income	2,509	2,284	10
Interest income	115	94	22
Interest expense	88	113	(22)
Equity income (loss) — net	140	134	4
Other income (loss) — net	49	117	—
Income Before Income Taxes	2,725	2,516	8
Income taxes	658	600	10
Consolidated Net Income	2,067	1,916	8
Less: Net income attributable to noncontrolling interests	13	13	0
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,054	$1,903	8
Diluted Net Income Per Share[2]	$0.89	$0.82	9
Average Shares Outstanding — Diluted[2]	2,301	2,331

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

[2]
For the three months ended March 30, 2012 and April 1, 2011, "Basic Net Income Per Share" was $0.91 for 2012 and $0.83 for 2011 based on "Average Shares Outstanding — Basic" of 2,263 for 2012 and 2,292 for 2011. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	March 30, 2012	April 1, 2011
		As Adjusted[1]
ASSETS
Current Assets
Cash and cash equivalents	$10,664	$12,803
Short-term investments	2,476	1,088
Total Cash, Cash Equivalents and Short-Term Investments	13,140	13,891
Marketable securities	2,639	144
Trade accounts receivable, less allowances of $77 and $83, respectively	4,814	4,920
Inventories	3,442	3,092
Prepaid expenses and other assets	3,988	3,450
Total Current Assets	28,023	25,497
Equity Method Investments	7,594	7,233
Other Investments, Principally Bottling Companies	1,317	1,141
Other Assets	3,770	3,495
Property, Plant and Equipment — net	15,300	14,939
Trademarks With Indefinite Lives	6,531	6,430
Bottlers' Franchise Rights With Indefinite Lives	7,796	7,770
Goodwill	12,344	12,219
Other Intangible Assets	1,222	1,250
Total Assets	$83,897	$79,974

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$9,717	$9,009
Loans and notes payable	13,375	12,871
Current maturities of long-term debt	1,389	2,041
Accrued income taxes	365	362
Total Current Liabilities	24,846	24,283
Long-Term Debt	16,351	13,656
Other Liabilities	4,663	5,420
Deferred Income Taxes	4,819	4,694
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; Authorized — 5,600 shares; Issued — 3,520 and 3,520 shares, respectively	880	880
Capital surplus	11,557	11,212
Reinvested earnings	54,520	53,621
Accumulated other comprehensive income (loss)	(1,775)	(2,774)
Treasury stock, at cost — 1,263 and 1,257 shares, respectively	(32,364)	(31,304)
Equity Attributable to Shareowners of The Coca-Cola Company	32,818	31,635
Equity Attributable to Noncontrolling Interests	400	286
Total Equity	33,218	31,921
Total Liabilities and Equity	$83,897	$79,974

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Three Months Ended
	March 30, 2012	April 1, 2011
		As Adjusted[1]
Operating Activities
Consolidated net income	$2,067	$1,916
Depreciation and amortization	447	486
Stock-based compensation expense	77	76
Deferred income taxes	(103)	(24)
Equity (income) loss — net of dividends	(133)	(92)
Foreign currency adjustments	(66)	17
Significant (gains) losses on sales of assets — net	(14)	(110)
Other operating charges	63	232
Other items	1	15
Net change in operating assets and liabilities	(1,846)	(2,058)
Net cash provided by operating activities	493	458
Investing Activities
Purchases of short-term investments	(1,900)	(1,398)
Proceeds from disposals of short-term investments	518	1,050
Acquisitions and investments	(121)	(189)
Purchases of other investments	(2,763)	(11)
Proceeds from disposals of bottling companies and other investments	49	395
Purchases of property, plant and equipment	(592)	(589)
Proceeds from disposals of property, plant and equipment	27	23
Other investing activities	(101)	(328)
Net cash provided by (used in) investing activities	(4,883)	(1,047)
Financing Activities
Issuances of debt	11,358	7,316
Payments of debt	(8,835)	(4,598)
Issuances of stock	436	440
Purchases of stock for treasury	(1,079)	(1,129)
Dividends	—	(1,065)
Other financing activities	42	22
Net cash provided by (used in) financing activities	1,922	986
Effect of Exchange Rate Changes on Cash and Cash Equivalents	329	161
Cash and Cash Equivalents
Net increase (decrease) during the period	(2,139)	558
Balance at beginning of period	12,803	8,517
Balance at end of period	$10,664	$9,075

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)[1]			Income (Loss) Before Income Taxes[1]
	March 30, 2012	April 1, 2011	% Fav. / (Unfav.)	March 30, 2012	April 1, 2011	% Fav. / (Unfav.)	March 30, 2012	April 1, 2011	% Fav. / (Unfav.)
Eurasia & Africa	$684	$656	4	$295	$265	12	$296	$268	10
Europe	1,204	1,224	(2)	695	714	(3)	708	720	(2)
Latin America	1,186	1,154	3	744	716	4	743	728	2
North America	4,921	4,687	5	451	464	(3)	467	464	1
Pacific	1,379	1,229	12	573	443	29	571	444	29
Bottling Investments	2,103	1,907	10	35	8	351	169	129	31
Corporate	30	28	9	(284)	(326)	13	(229)	(237)	3
Eliminations	(370)	(368)	—	—	—	—	—	—	—
Consolidated	$11,137	$10,517	6	$2,509	$2,284	10	$2,725	$2,516	8

[1]
Effective January 1, 2012, the Company elected to change our accounting methodology for determining the market-related value of assets for our U.S. qualified defined benefit pension plans. The Company's change in accounting methodology has been applied retrospectively, and we have adjusted all prior period financial information presented herein as required.

Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
During the three months ended March 30, 2012, the results of our operating segments were impacted by the following items:

•
Intersegment revenues were $34 million for Eurasia and Africa, $150 million for Europe, $59 million for Latin America, $4 million for North America, $104 million for Pacific and $19 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $61 million for North America, $15 million for Bottling Investments and $3 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other ongoing restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $1 million for Europe due to the reversal of an accrual related to the Company's 2008-2011 productivity initiatives.

•
Operating income (loss) and income (loss) before income taxes were reduced by $20 million for North America due to changes in the Company's ready-to-drink tea strategy as a result of our current U.S. license agreement with Nestlé S.A. ("Nestlé") terminating at the end of 2012.

•
Operating income (loss) and income (loss) before income taxes were reduced by $6 million for North America due to costs associated with the Company detecting residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products, in orange juice imported from Brazil for distribution in the U.S. As a result, the Company began purchasing additional supplies of Florida orange juice at a higher cost than Brazilian orange juice.

•
Income (loss) before income taxes was reduced by $3 million for Corporate due to changes in the structure of Beverage Partners Worldwide ("BPW"), our 50/50 joint venture with Nestlé in the ready-to-drink tea category.

•
Income (loss) before income taxes was increased by a net $44 million for Bottling Investments. This net increase primarily represents the Company’s proportionate share of a transaction gain recorded by an equity method investee, partially offset by our proportionate share of restructuring charges recorded by our equity method investees.

During the three months ended April 1, 2011, the results of our operating segments were impacted by the following items:

•
Intersegment revenues were $34 million for Eurasia and Africa, $152 million for Europe, $72 million for Latin America, $3 million for North America, $88 million for Pacific and $19 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $1 million for Eurasia and Africa, $1 million for Europe, $111 million for North America, $1 million for Pacific, $21 million for Bottling Investments and $27 million for Corporate due to the Company’s productivity, integration and restructuring initiatives.

•
Operating income (loss) and income (loss) before income taxes were reduced by $19 million for North America due to the amortization of favorable supply contracts acquired in connection with our acquisition of CCE's former North America business.

•
Operating income (loss) and income (loss) before income taxes were reduced by $79 million for Pacific due to charges associated with the earthquake and tsunami that devastated northern and eastern Japan on March 11, 2011. These charges were primarily related to the Company’s charitable donations in support of relief and rebuilding efforts in Japan as well as funds provided to certain bottling partners in the affected regions.

•
Income (loss) before income taxes was increased by $102 million for Corporate due to the gain on the sale of our investment in Coca-Cola Embonor S.A. (“Embonor”), a bottling partner with operations primarily in Chile. Prior to this transaction, the Company accounted for our investment in Embonor under the equity method of accounting.

•	Income (loss) before income taxes was reduced by $4 million for Corporate related to the premiums paid to repurchase long-term debt.

•
Income (loss) before income taxes was reduced by $4 million for Bottling Investments, primarily attributable to the Company’s proportionate share of restructuring charges recorded by an equity method investee.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating and planning decisions; and evaluates the Company's ongoing performance. Items such as structural changes (acquisitions and divestitures), charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as relating to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability". In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral").
Asset Impairments and Restructuring
Restructuring
During the three months ended March 30, 2012, the Company recorded charges of $15 million associated with the integration of our German bottling and distribution operations and other restructuring initiatives outside the scope of our recently announced productivity and reinvestment program. These restructuring charges were recorded in other operating charges. See below for a discussion of our productivity and reinvestment program.
During the three months ended April 1, 2011, the Company recorded charges of $34 million associated with the integration of our German bottling and distribution operations and other restructuring initiatives outside the scope of our productivity initiatives and the integration of CCE's former North America business. These restructuring charges were recorded in other operating charges. See below for a discussion of our productivity and CCE integration initiatives.
Productivity and Reinvestment
During the three months ended March 30, 2012, the Company recorded charges of $64 million in other operating charges related to our productivity and reinvestment program which was announced in February 2012. This program will further enable our efforts to strengthen our brands and reinvest our resources to drive long-term profitable growth. The first component of this program is a new global productivity initiative focused around four primary areas: global supply chain optimization; global marketing and innovation effectiveness; operating expense leverage and operational excellence; and data and IT systems standardization. The Company is in the initial stages of defining the costs associated with this new productivity initiative. The second component of our productivity and reinvestment program involves beginning a new integration initiative in North America related to our acquisition of CCE's former North America business. The Company has identified incremental synergies in North America, primarily in the area of our North American product supply, which will better enable us to serve our customers and consumers. We believe our new integration efforts will result in costs of approximately $300 million. As a combined productivity and reinvestment program, the Company anticipates generating annualized savings of $550 to $650 million which will be phased in over four years starting in 2012. We expect to begin fully realizing the annual benefits of these savings in 2015, the final year of the program. See below for a discussion of the Company's productivity and CCE integration initiatives that were completed in 2011.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Productivity Initiatives
During the three months ended March 30, 2012, the Company reversed charges of $1 million related to a previous accrual associated with our productivity initiatives that began in 2008 and concluded during the fourth quarter of 2011. During the three months ended April 1, 2011, the Company recorded charges of $28 million related to our productivity initiatives. These initiatives were focused on providing additional flexibility to invest for growth and impacted a number of areas, including aggressively managing operating expenses supported by lean techniques; redesigning key processes to drive standardization and effectiveness; better leveraging our size and scale; and driving savings in indirect costs. This program delivered annualized savings of over $500 million beginning in 2011, exceeding the upper end of our original savings target of $400 to $500 million.
Equity Investees
During the three months ended March 30, 2012, the Company recorded a net gain of $44 million in equity income
(loss) — net. This net gain primarily represents the Company’s proportionate share of a transaction gain recorded by an equity method investee, partially offset by our proportionate share of restructuring charges recorded by our equity method investees.
During the three months ended April 1, 2011, the Company recorded charges of $4 million in equity income (loss) — net. These charges primarily represent the Company’s proportionate share of restructuring charges recorded by an equity method investee.
CCE Transaction
During the three months ended April 1, 2011, the Company recorded charges of $119 million, primarily due to the integration of CCE's former North America business. These charges were primarily related to the development, design and initial implementation of our future operating framework in North America. The Company successfully completed this initiative at the end of 2011. We realized nearly all of the $350 million in expected annualized savings by the end of 2011, and the total cost we incurred since the inception of the initiative was $493 million. See above for a discussion of the Company's recently announced productivity and reinvestment program which involves beginning a new integration initiative in North America related to our acquisition of CCE's former North America business.
Transaction Gains
During the three months ended April 1, 2011, the Company recognized a gain of $102 million as a result of the sale of our investment in Embonor, a bottling partner with operations primarily in Chile. Prior to this transaction, the Company accounted for our investment in Embonor under the equity method of accounting. The Company recorded this gain in other income (loss) — net.
Certain Tax Matters
During the three months ended March 30, 2012, and April 1, 2011, the Company recorded a net tax benefit of $8 million and a net tax charge of $3 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties. The net tax benefit recorded during the three months ended March 30, 2012 also included the impact of the reversal of certain valuation allowances.
Other Items
Impact of Natural Disasters
On March 11, 2011, a major earthquake struck off the coast of Japan, resulting in a tsunami that devastated the northern and eastern regions of the country. As a result of these events, the Company made a donation to the Coca-Cola Japan Reconstruction Fund which has helped rebuild schools and community facilities across the impacted areas of the country. The Company recorded total charges of $79 million related to these events during the three months ended April 1, 2011. These charges were primarily related to the Company’s donation and assistance provided to certain bottling partners in the affected regions.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Other Items (continued)
Economic (Non-Designated) Hedges
The Company uses derivatives as economic hedges to mitigate the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The Company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the benefits of our economic hedging activities. During the three months ended March 30, 2012 and April 1, 2011, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in a decrease to our non-GAAP operating income of $49 million and $36 million, respectively.
Repurchase of Long-Term Debt
During the three months ended April 1, 2011, the Company repurchased all our outstanding U.K. pound sterling notes that were assumed in connection with our acquisition of CCE's former North America business. The repurchased debt had a carrying value of $674 million and included $105 million in unamortized fair value adjustments recorded as part of our purchase accounting. During the three months ended April 1, 2011, the Company recorded a charge of $4 million in interest expense related to the premiums paid to repurchase the debt.
Beverage Partners Worldwide and License Agreement with Nestlé S.A.
During the three months ended March 30, 2012, the Company recorded charges of $20 million due to changes in our ready-to-drink tea strategy as a result of our current U.S. license agreement with Nestlé S.A. ("Nestlé") terminating at the end of 2012. In addition, the Company recorded charges of $3 million during the three months ended March 30, 2012, due to changes in the structure of Beverage Partners Worldwide ("BPW"), our 50/50 joint venture with Nestlé in the ready-to-drink tea category.
Brazilian Orange Juice
In December 2011, the Company learned that orange juice being imported from Brazil contained residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products. As a result, the Company began purchasing additional quantities of Florida orange juice at a higher cost than Brazilian orange juice. During the three months ended March 30, 2012, the Company incurred $6 million of incremental charges related to Brazilian orange juice, including the increased raw material costs.
Currency Neutral
Management evaluates the operating performance of our Company and our international subsidiaries on a currency neutral basis. We determine our currency neutral operating results by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended March 30, 2012
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,137	$4,348	$6,789	61.0%	$4,181	$99	$2,509	22.5%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(15)	15
Productivity & Reinvestment	—	—	—		—	(64)	64
Productivity Initiatives	—	—	—		—	1	(1)
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	—	—
Transaction Gains	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
Other Items	2	30	(28)		16	(21)	(23)
After Considering Items (Non-GAAP)	$11,139	$4,378	$6,761	60.7%	$4,197	$—	$2,564	23.0%

	Three Months Ended April 1, 2011
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP) — As Adjusted	$10,517	$3,948	$6,569	62.5%	$4,076	$209	$2,284	21.7%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(34)	34
Productivity & Reinvestment	—	—	—		—	—	—
Productivity Initiatives	—	—	—		—	(28)	28
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	(19)	19		—	(100)	119
Transaction Gains	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
Other Items	28	26	2		6	(47)	43
After Considering Items (Non-GAAP)	$10,545	$3,955	$6,590	62.5%	$4,082	$—	$2,508	23.8%

Currency Neutral:
	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change - Reported (GAAP)	6	10	3		3	—	10
% Currency Impact	(1)	(1)	(2)		(1)	—	(3)
% Change - Currency Neutral Reported	7	11	5		4	—	12

% Change - After Considering Items (Non-GAAP)	6	11	3		3	—	2
% Currency Impact After Considering Items (Non-GAAP)	(1)	(1)	(2)		(1)	—	(2)
% Change - Currency Neutral After Considering Items (Non-GAAP)	7	11	4		4	—	5
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
Reported currency neutral operating expense leverage for the three months ended March 30, 2012 is positive 7 percentage points, which is calculated by subtracting reported currency neutral gross profit growth of 5% from reported currency neutral operating income growth of 12%. Currency neutral operating expense leverage after considering items impacting comparability for the three months ended March 30, 2012 is positive, rounding to even, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 4% from currency neutral operating income growth after considering items impacting comparability of 5%. Currency neutral operating expense leverage after considering items impacting comparability does not add using the rounded growth rates provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended March 30, 2012
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[1]
Reported (GAAP)	$88	$140	$49	$2,725	$658	24.1%	$13	$2,054	$0.89
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	15	—		—	15	0.01
Productivity & Reinvestment	—	—	—	64	24		—	40	0.02
Productivity Initiatives	—	—	—	(1)	—		—	(1)	—
Equity Investees	—	(44)	—	(44)	(4)		—	(40)	(0.02)
CCE Transaction	—	—	—	—	—		—	—	—
Transaction Gains	—	—	—	—	—		—	—	—
Certain Tax Matters	—	—	—	—	8		—	(8)	—
Other Items	—	3	—	(20)	(7)		(1)	(12)	(0.01)
After Considering Items (Non-GAAP)	$88	$99	$49	$2,739	$679	24.8%	$12	$2,048	$0.89

	Three Months Ended April 1, 2011
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP) — As Adjusted	$113	$134	$117	$2,516	$600	23.8%	$13	$1,903	$0.82
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	34	5		—	29	0.01
Productivity & Reinvestment	—	—	—	—	—		—	—	—
Productivity Initiatives	—	—	—	28	9		—	19	0.01
Equity Investees	—	4	—	4	1		—	3	—
CCE Transaction	—	—	—	119	45		—	74	0.03
Transaction Gains	—	—	(102)	(102)	(36)		—	(66)	(0.03)
Certain Tax Matters	—	—	—	—	(3)		—	3	—
Other Items	(4)	—	—	47	15		—	32	0.01
After Considering Items (Non-GAAP)	$109	$138	$15	$2,646	$636	24.0%	$13	$1,997	$0.86

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change - Reported (GAAP)	(22)	4	—	8	10		—	8	9
% Change - After Considering Items (Non-GAAP)	(19)	(28)	—	4	7		(8)	3	3
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	2,301 million average shares outstanding - diluted

[2]	2,331 million average shares outstanding - diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Three Months Ended March 30, 2012
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$295	$695	$744	$451	$573	$35	$(284)	$2,509
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	15	—	15
Productivity & Reinvestment	—	—	—	61	—	—	3	64
Productivity Initiatives	—	(1)	—	—	—	—	—	(1)
CCE Transaction	—	—	—	—	—	—	—	—
Transaction Gains	—	—	—	—	—	—	—	—
Other Items	—	—	—	(5)	—	(20)	2	(23)
After Considering Items (Non-GAAP)	$295	$694	$744	$507	$573	$30	$(279)	$2,564

	Three Months Ended April 1, 2011
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP) — As Adjusted	$265	$714	$716	$464	$443	$8	$(326)	$2,284
Items Impacting Comparability:
Asset Impairments/Restructuring	1	—	—	11	—	21	1	34
Productivity & Reinvestment	—	—	—	—	—	—	—	—
Productivity Initiatives	—	1	—	—	1	—	26	28
CCE Transaction	—	—	—	119	—	—	—	119
Transaction Gains	—	—	—	—	—	—	—	—
Other Items	—	—	—	(37)	79	3	(2)	43
After Considering Items (Non-GAAP)	$266	$715	$716	$557	$523	$32	$(301)	$2,508

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change - Reported (GAAP)	12	(3)	4	(3)	29	351	13	10
% Currency Impact	(8)	(1)	(7)	—	6	(20)	(2)	(3)
% Change - Currency Neutral Reported	20	(2)	11	(3)	23	372	15	12

% Change - After Considering Items (Non-GAAP)	11	(3)	4	(9)	10	(7)	7	2
% Currency Impact After Considering Items (Non-GAAP)	(8)	(1)	(7)	—	5	(7)	(2)	(2)
% Change - Currency Neutral After Considering Items (Non-GAAP)	19	(2)	11	(9)	5	—	9	5

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Bottling Investments Segment Information:

	Three Months Ended March 30, 2012
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$2,103	$677	$35
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	15
Other Items	—	—	(20)
After Considering Items (Non-GAAP)	$2,103	$677	$30

	Three Months Ended April 1, 2011
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP) — As Adjusted	$1,907	$624	$8
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	21
Other Items	—	—	3
After Considering Items (Non-GAAP)	$1,907	$624	$32

Currency Neutral and Structural for Bottling Investments:

	Net operating revenues	Selling, general and administrative expenses	Operating income
% Change - Reported (GAAP)	10	8	351
% Currency Impact	(2)	(3)	(20)
% Change - Currency Neutral Reported	13	11	372
% Change - Structural Impact	1	1	(17)
% Change - Currency Neutral Reported and Adjusted for Structural Items	12	10	389

% Change - After Considering Items (Non-GAAP)	10	8	(7)
% Currency Impact After Considering Items (Non-GAAP)	(2)	(3)	(7)
% Change - Currency Neutral After Considering Items (Non-GAAP)	13	11	—
% Structural Impact After Considering Items (Non-GAAP)	1	1	(4)
% Change - Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	12	10	4

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Purchases and Issuances of Stock:

	Three Months Ended March 30, 2012	Three Months Ended April 1, 2011
Reported (GAAP):
Issuances of Stock	$436	$440
Purchases of Stock for Treasury	(1,079)	(1,129)
Net Change in Stock Issuance Receivables[1]	122	56
Net Change in Treasury Stock Payables[2]	(324)	84
Net Treasury Share Repurchases (Non-GAAP)	$(845)	$(549)

[1]	Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the quarter.

[2]	Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the quarter.

Consolidated Cash from Operations:

	Three Months Ended March 30, 2012	Three Months Ended April 1, 2011
	Net Cash Provided by Operating Activities	Net Cash Provided by Operating Activities
Reported (GAAP)	$493	$458
Items Impacting Comparability:
Cash Payments Related to Pension Plan Contributions	900	769
After Considering Items (Non-GAAP)	$1,393	$1,227

	Net Cash Provided by Operating Activities
% Change - Reported (GAAP)	8
% Change - After Considering Items (Non-GAAP)	13
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Consolidated Operating Income:

Three Months Ended March 30, 2012
Reported (GAAP)	$2,509
Items Impacting Comparability:
Asset Impairments/Restructuring	15
Productivity & Reinvestment	64
Productivity Initiatives	(1)
CCE Transaction	—
Other Items	(23)
After Considering Items (Non-GAAP)	$2,564

Three Months Ended April 1, 2011
Reported (GAAP) — As Adjusted	$2,284
Items Impacting Comparability:
Asset Impairments/Restructuring	34
Productivity & Reinvestment	—
Productivity Initiatives	28
CCE Transaction	119
Other Items	43
After Considering Items (Non-GAAP)	$2,508

Currency Neutral and Commodity Impact on Operating Income:

% Change - Reported (GAAP)	10
% Currency Impact	(3)
% Change - Currency Neutral Reported	12
% Change - Commodities Impact	(3)
% Change - Currency Neutral Reported and Adjusted for Commodities	16

% Change - After Considering Items (Non-GAAP)	2
% Currency Impact After Considering Items (Non-GAAP)	(2)
% Change - Currency Neutral After Considering Items (Non-GAAP)	5
% Commodities Impact After Considering Items (Non-GAAP)	(3)
% Change - Currency Neutral After Considering Items and Adjusted for Commodities (Non-GAAP)	8
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, the world's most valuable brand, our Company's portfolio features 15 billion dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle. Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of more than 1.7 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. Together with our bottling partners, we rank among the world's top 10 private employers with more than 700,000 system employees. For more information, please visit www.thecoca-colacompany.com or follow us on Twitter at twitter.com/CocaColaCo.
Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute forward-looking statements as defined under U.S. federal securities laws. Generally, the words believe, expect, intend, estimate, anticipate, project, will and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns, shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; risks related to the assets acquired and liabilities assumed in the acquisition, as well as the integration, of Coca-Cola Enterprises Inc.'s former North America business; continuing uncertainty in the credit and equity market conditions; increased competition; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; increases in income tax rates or changes in income tax laws; increases in indirect taxes or new indirect taxes; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in, or our failure to comply with, laws and regulations applicable to our products or our business operations; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information technology infrastructure; additional impairment charges; our ability to successfully manage Company-owned or controlled bottling operations; the impact of climate change on our business; global or regional catastrophic events; and other risks discussed in our Company's filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.
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